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                                                                     EXHIBIT 5.1


                      Paul, Hastings, Janofsky & Walker LLP
       A Limited Liability Partnership including Professional Corporations
                                Seventeenth Floor
                              695 Town Center Drive
                        Costa Mesa, California 92626-1924
                                 (714) 668-6200


                                 August 14, 2001

autobytel.com inc.
18872 MacArthur Boulevard
Irvine, California 92612-1400

Re:    autobytel.com inc. 2001 Restricted Stock Plan
       Autoweb 1997 Stock Option Plan
       Autoweb 1999 Equity Incentive Plan, as amended
       Autoweb 1999 Directors Stock Option Plan (collectively, the "Plans") Registration Statement Form S-8

Ladies and Gentlemen:

We are furnishing this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 2,810,127 shares of common stock, par value $0.001 per share (the "Common Stock"), of autobytel.com inc. (the "Company") for issuance under the Plans.

We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. Based on the foregoing, we are of the opinion that the 2,810,127 shares covered by such Registration Statement, when issued in accordance with the terms of the Plans, will be validly issued, fully-paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Respectfully submitted,

/s/ Paul, Hastings, Janofsky & Walker LLP